INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

      Agreement, dated as of April 7, 2012 between THE CHINA FUND, INC., a Maryland corporation (the Fund), and RCM Asia Pacific Limited, a company organized in Hong Kong and registered as an investment adviser with the U.S. Securities and Exchange Commission and licensed by the Securities and Futures Commission of Hong Kong (the Investment Manager).

      WHEREAS, the Fund is a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), shares of common stock of which are registered under the Securities Act of 1933, as amended; and

      WHEREAS, the Funds investment objective is long-term capital appreciation which it seeks to achieve by investing primarily in equity securities of China companies (as that term is defined in the Prospectus, dated June 27, 2005 (the Prospectus) contained in the Funds Registration Statement on Form N-2 File 333-124392 (the Registration Statement) and

      WHEREAS, the Fund desires to retain the Investment Manager to render interim investment management services with respect to the Funds assets other than those Fund assets invested in direct investments (as that term is defined below), and the Investment Manager is willing to render such services on an interim basis in accordance with Rule 15a-4 of the 1940 Act.

      NOW, THEREFORE, in consideration of the mutual covenants hereafter contained, it is hereby agreed by and between the parties hereto as follows:

      1. Appointment of Investment Manager.
            (a) The Fund hereby employs the Investment Manager for the period and on the terms and conditions set forth herein, subject at all times to the supervision of the Board of Directors of the Fund, to:
                  1. Other than with respect to the portion of the Funds assets invested in direct investments (assets of the Fund that are invested in securities that at the time of such investment are not listed (or approved for listing) on a securities exchange), make all investment decisions for the assets of the Fund (the Listed Assets) and to manage the investment and reinvestment of the Listed Assets in accordance with the investment objective and policies of the Fund set forth in the Funds Prospectus, and as such investment objective and policies are amended from time to time by the Funds Board of Directors, and subject always to the restrictions of the Funds Articles of Incorporation and By-Laws, as amended or restated from time to time, the provisions of the 1940 Act. Should the Board of Directors for the Fund at any time make any definite determination as to investment policy and notify the Investment Manager thereof, the Investment Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Investment Manager shall vote the Funds proxies in connection with its Listed Assets in accordance with the Funds proxy voting policies which may be amended from time to time by the Board, however, the Investment Manager will not be required to comply with any such amendment until 30 days after it has been communicated to the Investment Manager. The Investment Manager shall make such reports to the Board concerning such proxy voting as the Board may deem necessary or advisable.
It is understood and acknowledged that no assurance has been or can be provided that the investment objective of the Fund can or will be achieved. The Investment Manager shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies of the Fund applicable to the Funds Listed Assets and, with respect to the Funds Listed Assets, to place all orders for the purchase or sale of portfolio securities for the Fund with brokers or dealers selected by it, and in connection therewith, the Investment Manager is authorized as agent of the Fund to give instructions to the custodians from time to time of the Funds Listed Assets as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Investment Manager is directed at all times to seek to use its best efforts to obtain for the Fund the most favorable net results available (best execution). In using its best efforts to obtain for the Fund best execution, the Investment Manager shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transaction. Subject to such policies as the Fund may communicate to the Investment Manager in writing, the Investment Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Investment Manager or its affiliates an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission was reasonable. Subject to these requirements and the provision of the 1940 Act, the U.S. Securities Exchange Act of 1934 and any other applicable provisions of law, nothing shall prohibit the Investment Manager from selecting brokers or dealers with which it or the Fund is affiliated;
                 2. Prepare and make available to the Fund as reasonably requested by the Board of Directors pertinent research and statistical data; and
                 3. Maintain or cause to be maintained for the Fund all books and records required under the 1940 Act, to the extent that such books and records are not maintained or furnished by administrators, custodians or other agents of the Fund.
            (b) The Investment Manager accepts such appointment and agrees during the term of this Agreement to render such services, to permit one of its or its affiliates directors, officers or employees to serve without compensation as a director and/or officer of the Fund if elected to such positions and to assume the obligations herein for the compensation herein provided. The Investment Manager shall for all purposes herein provided be deemed to be an independent contractor, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
            (c) The Fund hereby acknowledges (and the Investment Manager hereby acknowledges the Fund has informed it) that the Fund has allocated 25% of the net proceeds of the Offering (as defined in the Prospectus) less 25% of the aggregate repurchase price of any shares of the Funds Common Stock repurchased by the Fund to direct investments; provided, however, that such allocation shall be subject to review and modification by the Board of Directors of the Fund (the Direct Investment Amount). The portion of the Direct Investment Amount as is actually invested in direct investments shall be managed by such entity as may be appointed by the Fund to manage the assets of the Fund other than the Listed Assets (the Direct Investment Manager) in accordance with the terms of a separate investment management and advisory services agreement entered into by and between the Fund and the Direct Investment Manager (the Direct Investment Management Agreement). The portion of the Direct Investment Amount as is not actually invested in direct investments shall be treated as Listed Assets to be managed by the Investment Manager pursuant to the terms of this Agreement. Whenever the Direct Investment Manager shall recommend the investment of Fund assets in a direct investment, the Fund shall instruct the Investment
Manager in writing as to the amount of Fund assets sought to be invested in such direct investment, and the Investment Manager shall, within ten business days thereafter (or such other period of time as the Fund may direct in writing, but such period may not be less than 10 business days), liquidate sufficient portfolio securities to realize such amount and make the net proceeds thereof available for investment in such direct investment Upon the sale of a direct investment, the Direct Investment
Manager shall make the net proceeds thereof available as soon as reasonably practicable for investment pursuant to this Agreement by the Investment Manager. For the avoidance of doubt, the Investment
Manager shall not be under any obligation to comply with or to ensure that the amount of direct investments are within the Direct Investment
Amount.

           (d) The Fund hereby agrees that the Investment Manager shall be entitled to delegate all or any of its functions, powers, discretions, duties and obligations, to any person or persons, and any such delegation may be on such terms and conditions as the Investment Manager thinks fit provided that any such delegation shall not relieve the Investment Manager of its obligations under this Agreement; provided, however, that no delegation of investment management powers and functions may occur unless approved in advance by the Board of Directors of the Fund and, if required by the 1940 Act, by the Funds stockholders; and provided further that no delegation of any other powers or functions may occur unless the Investment Manager has given the Board of Directors of the Fund at least 30 days prior notice of such delegation.

      2. Compensation. For the services and facilities described in Section 1, the Fund agrees to pay in United States dollars to the Investment Manager, a fee in accordance with the schedule set forth as Exhibit A hereto. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that this Agreement is in effect during such month and year, respectively.

      3. Investment in Fund Stock. The Investment Manager agrees that it will not make a short sale of any capital stock of the Fund, or purchase any share of the capital stock of the Fund.

      4. Non-Exclusivity of Services. Nothing herein shall be construed as prohibiting the Investment Manager or any of its affiliates from providing investment advisory services to, or entering into investment advisory agreements with, any other clients (including other registered investment companies), including clients which may invest in Chinese equity securities, so long as the Investment Managers services to the Fund pursuant to this Agreement are not materially impaired thereby. The Investment Manager is not obligated to purchase or sell for the Fund any security which the Investment Manager or its affiliates may purchase or sell for their own accounts or other clients.

      5. Standard of Care; indemnification. The Investment Manager may rely on information reasonably believed by it to be accurate and reliable. Neither the Investment Manager nor its officers, directors, employees, agents or controlling persons (as defined in the 1940 Act) shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Fund, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its duties or by reason of reckless disregard on the part of the Investment Manager of its obligations and duties under this Agreement. Any person, even though also employed by the Investment Manager, who may be or become an employee of the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Investment Manager. In no event will the Investment Manager have any responsibility for any portion of the Fund other than the Listed Assets or for the acts or omissions of the Direct Investment Manager or any other adviser of the Fund. In particular, the Investment
Manager shall have no responsibility for the Funds being in violation of any applicable law or regulation or investment policy or restriction or instruction applicable to the Fund as a whole or for the Funds failing to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended (the Code), if the Funds holding of the Listed Assets is such that the Listed Assets would not be in such violation or if the Fund would not fail to qualify if the Listed Assets were deemed a separate series of the Fund or a separate regulated investment company under the Code.

      The Fund agrees to indemnify and hold harmless the Investment Manager, its officers, directors, employees, agents, shareholders, controlling persons or other affiliates (each an Indemnified Party), for any losses, costs and expenses incurred or suffered by any Indemnified Party arising from any action, proceeding or claims which may be brought against such Indemnified Party in connection with the performance or non-performance in good faith of its functions under this Agreement, except losses, costs and expenses resulting from willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Partys duties or from reckless disregard on the part of such Indemnified Party of such Indemnified Partys obligations and duties under this Agreement.

      6. Allocation of Charges and Expenses.
            (a) The Investment Manager shall assume and pay for maintaining its staff and personnel, and shall at its own expense provide the equipment, office space and facilities, necessary to perform its obligations hereunder. The Investment Manager shall pay the salaries and expenses of such officer of the Fund and any fees and expenses of such Directors of the Fund who, as contemplated by Section 1(b) hereof, is a director, officer or employee of the Investment Manager or any of its affiliates, provided, however, that the Fund, and not the Investment Manager, shall bear travel expenses or an appropriate fraction thereof of any Director and/or officer of the Fund who is a director, officer or employee of the Investment Manager to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Fund or any committee thereof and provided, further, that such expenses are incurred in accordance with the Funds travel policy.

            (b) In addition to the fee of the Investment Manager, the Fund shall assume and pay the following expenses: fees of the Direct Investment Manager; legal fees and expenses of counsel to the Fund; auditing and accounting expenses;
taxes and governmental fees; New York Stock Exchange listing fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Funds custodian, sub-custodian, transfer agents and registrars; fees and expenses with respect to administration, except as may be herein expressly provided otherwise; expenses for portfolio pricing services by a pricing agent, if any; expenses of preparing share certificates and other expenses in connection with the issuance, offering and underwriting of shares issued by the Fund; expenses relating to investor and public relations; expenses of registering or qualifying securities of the Fund for public sale; freight, insurance and other charges in connection with the shipment of the Funds portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio holding of the Fund; expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the Funds dividend reinvestment and cash purchase plan; costs of stationery; any litigation expenses; and costs of stockholders and other meetings.

      7. Potential Conflicts of Interest.
           (a) Subject to applicable statutes and regulations, it is understood that directors, officers or agents of the Fund are or may be interested in the Investment Manager as directors, officers, employees, agents, shareholders or otherwise, and that the directors, officers, employees, agents or shareholders of the Investment Manager may be interested in the Fund as a director, officer, agent or otherwise.

           (b) If the Investment Manager considers the purchase or sale of securities for the Fund and other advisory clients of the Investment Manager at or about the same time, transactions in such securities will be made for the Fund and such other clients in accordance with the Investment Managers trade allocation procedures, as may be amended from time to time, provided that the Board of Directors of the Fund receives at least ten days advance notice of any such amendment.

      8. Duration and Termination.
	(a) This Agreement shall be effective for a period of two years from the date hereof and will continue in effect from year to year thereafter, provided that such continuance is specifically approved at least annually by (i) a majority of the members of the Funds Board of Directors who are neither parties to this Agreement nor interested persons of the Fund or of the Investment Manager or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with the Investment Manager, cast in person at a meeting called for the purpose of voting on such approval, and (ii) separately by the Funds Board of Directors (all Directors voting) or by vote of a majority of the Funds outstanding voting securities.

            (b) This Agreement may nevertheless be terminated at any time, without payment of penalty by the Investment Manager or by the Fund acting pursuant to a vote of its Board of Directors or by vote of a majority of the Funds outstanding securities upon sixty (60) days written notice. This Agreement shall automatically be terminated in the event of its assignment, provided, however, that a transaction which does not, in accordance with the 1940 Act, result in a change of actual control or management of the Investment Managers business shall not be deemed to be an assignment for the purposes of this Agreement. This Agreement shall also be automatically terminated if the Investment Manager ceases to be licensed by the Securities and Futures Commission of Hong Kong.

            (c) Termination of this Agreement shall not (1) affect the right of the Investment Manager to receive payments of any unpaid balance of the compensation described in Section 2 earned prior to such termination, or
(2) extinguish the Investment Managers right of indemnification under Section
5. As used herein, the terms interested person, assignment, and vote of a majority of the outstanding voting securities shall have the meanings set forth in the 1940 Act.

      9. Amendment. This Agreement may be amended by mutual agreement if required by the 1940 Act or other applicable law, provided, that, any such amendment shall only become effective after the affirmative vote of (1) the holders of a majority of the outstanding voting securities of the Fund, and
(2) a majority of the members of the Funds Board of Directors who are not interested persons of the Fund or of the Investment Manager, cast in person at a meeting called for the purpose of voting on such approval.

      10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

      11. Notices. Any communication hereunder must be in writing and must be made by letter, telex or facsimile. Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen (15) days notice to the other specified another address) be made or delivered to that other person at the following relevant address:
      If to the Investment Manager:
RCM Asia Pacific Limited
      27th Floor, ICBC Tower,
      3 Garden Road, Central, Hong Kong
       Attention: Jovita Chow, Head of Compliance
      Telephone No.: +852 2238 8901
Facsimile No.: +852 2526 2940

      If to the Fund:
The China Fund, Inc.
c/o State Street Bank and Trust Company
P.O. Box 5409
2 Avenue de Lafayette, Boston, MA 02206-5409
Attention: Tracie A. Coop
Telephone No.: 617-662-1118
Facsimile No.: 617-662-3805
With copies to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019-6131
Attention; Leonard Mackey, Esq.
Telephone No.: 212-878-8000
Facsimile No.: 212-878-8375
and shall, if made by letter, be deemed to have been received when delivered by hand or if sent by mail within two days if both the sender and the addressee are in Hong Kong and within 10 days if the sender and/or the addressee are outside Hong Kong and the letter is sent by prepaid airmail, and shall if made by telex be deemed to have been received when acknowledged by the addressees correct answer back code, and shall, if sent by facsimile, be deemed to have been received upon production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient and provided that a hard copy of the notice so served by telex or facsimile was posted that same days as the notice was served by electronic means.
      12. Jurisdiction. Each party hereto irrevocably agrees that any suit, action or proceeding against either of the Investment Manager or the Fund arising out of or relating to this Agreement shall be subject non-exclusively to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, and each party hereto irrevocably submits non-exclusively to the jurisdiction of each such court in connection with any such suit, action or proceeding. Each party hereto waives any objection to the laying of venue of any such suit, action or proceeding in either such court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum Each party hereto irrevocably consents to service of process in connection with any such suit, action or proceeding by mailing a copy thereof in English by registered or certified mail, postage prepaid, to their respective addresses as set forth in the Agreement.
      13. Representations and Warranties of the Investment Manager. The Investment Manager represents and warrants that: (a)it is duly registered as an investment adviser under the U.S. Investment Advisers
Act of 1940, as amended, and (b) it is duly licensed by the Securities and Futures Commission of Hong Kong, and that it will use its reasonable efforts to maintain effective such registration and license during the term of this Agreement.
      14. Representation and Warranty of the Fund. The Fund represents and warrants that it has full legal right to enter into this Agreement and to perform the obligations hereunder and that it has obtained all necessary consents and approvals to enter into this Agreement.
      15. Provision of Certain Information by the Fund. The Fund shall furnish the Investment Manager with copies of the Funds Articles of Incorporation, By-laws and Registration Statement on Form N-2, as amended or restated from time to time, any press releases made by the Fund and any reports made by the Fund to its shareholders, as soon as practicable after such documents become available. The Investment Manager shall not be bound by the terms of these documents until delivered to the Investment Manager in accordance with Section 11 herein. The Fund shall furnish the Investment Manager with any further documents, materials or information that the Investment Manager may reasonably request to enable it to perform its duties pursuant to this Agreement.
      16. Press Releases, Reports, Other Disclosures. Any reports, press releases or other disclosures made by the Fund which contain statements of the Direct Investment Manager about the Investment Manager or about the management of assets by the Investment Manager shall be subject to the prior approval of the Investment Manager.
      17. Severability. If any provision of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such finding shall not affect the validity or enforceability of the remaining portions of this Agreement.
      18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
      19. Captions. The captions in this Agreement are included for convenience of reference only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.
THE CHINA FUND, INC.


By:/s/ Tracie A. Coop
Name:  Tracie A. Coop
Title:  Secretary


RCM ASIA PACIFIC LIMITED


By:/s/ Aza Yung
Name:  Aza Yung
Title:  Authorized Signatory

By:/s/ Frank Klausfelder
Name:  Frank Klausfelder
Title:  Authorized Signatory



EXHIBIT A
The Investment Manager shall receive a fee for its services under the Agreement, computed weekly and payable monthly, at the annual rates as set forth below:
      0.70% of the first $315,000,000 of the Funds average weekly net assets consisting of Listed Assets; and
      0.50% of the Funds average weekly net assets for all Listed Assets in excess of $315,000,000.
The net asset value of the Listed Assets shall be determined in the manner provided in the Funds Registration Statement on Form N-2.




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Exhibit 77Q1E3 Copies of any new or amended Registrant investment advisory contracts


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